Exhibit 99.1

KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE                                                              Contact:     Rob Kukla, Jr.

May 12, 2010                                                                                                                Director, Investor Relations
                                                                                                                                       713-753-5082

                                                                                                                                       Heather Browne

                                                                                                                                       Director, Communications
                                                                                                                                       713-753-3775

KBR receives Logcap III award fee

HOUSTON, Texas - KBR (NYSE:KBR) announced today that it received a $60 million award fee related to its LogCAP III work in Iraq, Afghanistan, and Kuwait. On May 10, 2010, KBR was notified by the U.S. Army’s LogCAP Program Award Fee Government Determining Official of the completion and final decision related to the review of award fees for Task Orders 139, 147, 151, and 159 for the period May 1, 2008 through August, 31 2009. For this period, the Award Fee Determining Official rated KBR’s performance as Good, Very Good, and Excellent on multiple award fee pools.

As of December 31, 2009, KBR had written off the full amount of $112 million in accrued award fees for the period May 1, 2008 through December 31, 2009, of which $92 million was related to the recent performance review period May 1, 2008 through August 31, 2009. The aggregate of this award will result in an increase in our after tax income by approximately $39 million, or $0.24 of earnings per diluted share. The next award fee board is tentatively scheduled for the second quarter of 2010.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.

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